QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

        Image Contact:
Jeff Framer
818.407.9100 ext. 299
jframer@image-entertainment.com

IMAGE ENTERTAINMENT RETIRES $2.5 MILLION NOTE TO IMAGE INVESTORS CO.

$1.5 Million Paid In Cash, and $1 Million Converted To Image Common Stock

CHATSWORTH, CA (March 24, 2003)—Image Entertainment, Inc. (NASDAQ: DISK), a leading licensee and distributor of DVD programming in North America, today announced that it has reached an agreement with Image Investors Co. ("IIC") to early retire the remaining balance due under Image's convertible subordinated note payable to IIC, with a combination of cash and Image common stock. IIC is Image's largest shareholder, and is owned and controlled by John W. Kluge and Stuart Subotnick.

Under the terms of a September 29, 1997 Credit Agreement with IIC, as amended, a remaining loan obligation of $2,550,000 plus accrued interest was scheduled to be repaid as follows: $350,000 on April 1, and July 1, 2003; $475,000 on October 1, 2003, and January 1 and April 1, 2004; and $425,000 on July 1, 2004. The obligation was unsecured, subordinated to the Company's senior lenders and convertible into Image common stock at $3.625 per share. It bore interest at Prime plus 5% (currently 9.25%).

To retire the obligation early, the Company paid $1,500,000 in cash, plus accrued interest of $53,637.33. Image is issuing 567,568 shares of its common stock to satisfy the remaining $1,050,000 due. The Company is also issuing IIC a five-year warrant to purchase up to 100,000 more shares at $2.04 per share. The restricted stock will be unregistered and subject to Rule 144 under the Securities Act of 1933. IIC will have limited registration rights.

About Image Entertainment, Inc.

Image Entertainment, Inc. is a leading licensee and distributor of DVD programming in North America, with in excess of 2,400 exclusive DVD titles in domestic release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California and maintains a domestic distribution facility in Las Vegas, Nevada. Image maintains international distribution through its sublicense agreements for available programming on DVD and videocassette, as well as broadcast. The Company has one of the largest selections of DVDs available online through its e-commerce subsidiary, DVDPlanet, at www.dvdplanet.com. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

QuickLinks

Exhibit 99.3
IMAGE ENTERTAINMENT RETIRES $2.5 MILLION NOTE TO IMAGE INVESTORS CO.